                                                   CONFORMED COPY
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$850,000,000 CREDIT AGREEMENT


dated as of


July 25, 1997


among


FLEMING COMPANIES, INC.,


The Lenders Party Hereto,


BANCAMERICA SECURITIES, INC.,
as Syndication Agent,


SOCIETE GENERALE,
as Documentation Agent,


and


THE CHASE MANHATTAN BANK,
as Administrative Agent

---------------------------

CHASE SECURITIES INC.,
as Advisor and Arranger




-----------------------------------------------------------------

                        TABLE OF CONTENTS


                                                             Page
                                                             ----

                           ARTICLE I

                          DEFINITIONS

SECTION 1.01.  Defined Term. . . . . . . . . . . . . . . . . .  1
SECTION 1.02.  Classification of Loans and
                 Borrowing . . . . . . . . . . . . . . . . . .
                                                               20
SECTION 1.03.  Terms Generally . . . . . . . . . . . . . . . . 20
SECTION 1.04.  Accounting Terms; GAA . . . . . . . . . . . . . 21


                           ARTICLE II

                          THE CREDITS

SECTION 2.01.  Commitments . . . . . . . . . . . . . . . . . . 21
SECTION 2.02.  Loans and Borrowings. . . . . . . . . . . . . . 21
SECTION 2.03.  Requests for Borrowings . . . . . . . . . . . . 22
SECTION 2.04.  Swingline Loans . . . . . . . . . . . . . . . . 23
SECTION 2.05.  Letters of Credit . . . . . . . . . . . . . . . 24
SECTION 2.06.  Funding of Borrowings . . . . . . . . . . . . . 29
SECTION 2.07.  Interest Elections. . . . . . . . . . . . . . . 30
SECTION 2.08.  Termination and Reduction of
                 Commitments . . . . . . . . . . . . . . . . . 31
SECTION 2.09.  Repayment of Loans; Evidence of Debt. . . . . . 32
SECTION 2.10.  Amortization of Term Loans. . . . . . . . . . . 33
SECTION 2.11.  Prepayment of Loans . . . . . . . . . . . . . . 34
SECTION 2.12.  Fees. . . . . . . . . . . . . . . . . . . . . . 37
SECTION 2.13.  Interest. . . . . . . . . . . . . . . . . . . . 38
SECTION 2.14.  Alternate Rate of Interest. . . . . . . . . . . 39
SECTION 2.15.  Increased Costs . . . . . . . . . . . . . . . . 39
SECTION 2.16.  Break Funding Payments. . . . . . . . . . . . . 41
SECTION 2.17.  Taxes . . . . . . . . . . . . . . . . . . . . . 41
SECTION 2.18.  Payments Generally; Pro Rata Treatment;
                 Sharing of Set-offs . . . . . . . . . . . . . 42
SECTION 2.19.  Mitigation Obligations; Replacement
                 of Lenders. . . . . . . . . . . . . . . . . . 44


                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Corporate Existence and Power . . . . . . . . . 45
SECTION 3.02.  Corporate and Governmental Authorization;
                 Contravention . . . . . . . . . . . . . . . . 46
SECTION 3.03.  Binding Effect. . . . . . . . . . . . . . . . . 46
SECTION 3.04.  Financial Information . . . . . . . . . . . . . 46
SECTION 3.05.  Litigation  . . . . . . . . . . . . . . . . . . 47
SECTION 3.06.  Compliance with ERISA . . . . . . . . . . . . . 47

SECTION 3.07.  Environmental Matters . . . . . . . . . . . . . 47
SECTION 3.08.  Taxes . . . . . . . . . . . . . . . . . . . . . 48
SECTION 3.09.  Subsidiaries. . . . . . . . . . . . . . . . . . 48
SECTION 3.10.  Not an Investment Company . . . . . . . . . . . 48
SECTION 3.11.  No Conflicting Requirements . . . . . . . . . . 48
SECTION 3.12.  Disclosure. . . . . . . . . . . . . . . . . . . 48
SECTION 3.13.  Security Documents. . . . . . . . . . . . . . . 49


                           ARTICLE IV

                           CONDITIONS

SECTION 4.01.  Effective Date. . . . . . . . . . . . . . . . . 49
SECTION 4.02.  Each Credit Even. . . . . . . . . . . . . . . . 52


                           ARTICLE V

                     AFFIRMATIVE COVENANTS

SECTION 5.01.  Information . . . . . . . . . . . . . . . . . . 53
SECTION 5.02.  Payment of Obligations. . . . . . . . . . . . . 55
SECTION 5.03.  Maintenance of Property; Insurance. . . . . . . 55
SECTION 5.04.  Conduct of Business and Maintenance
                 of Existence. . . . . . . . . . . . . . . . . 56
SECTION 5.05.  Compliance with Laws. . . . . . . . . . . . . . 56
SECTION 5.06.  Inspection of Property, Books and Records . . . 56
SECTION 5.07.  Use of Proceeds . . . . . . . . . . . . . . . . 57
SECTION 5.08.  Guarantee Requirement; Further Assurances . . . 57


                          ARTICLE VI

                      NEGATIVE COVENANTS

SECTION 6.01.  Liens . . . . . . . . . . . . . . . . . . . . . 58
SECTION 6.02.  Mergers, Consolidations and Sales
                 of Assets . . . . . . . . . . . . . . . . . . 59
SECTION 6.03.  Indebtedness. . . . . . . . . . . . . . . . . . 60
SECTION 6.04.  Restricted Payments . . . . . . . . . . . . . . 62
SECTION 6.05.  Transactions with Affiliates. . . . . . . . . . 62
SECTION 6.06.  Acquisitions and Investments. . . . . . . . . . 63
SECTION 6.07.  Limitation on Payment Restrictions
                 Affecting Subsidiaries. . . . . . . . . . . . 65
SECTION 6.08.  Fixed Charge Coverage Ratio . . . . . . . . . . 65
SECTION 6.09.  Ratio of Inventory and Accounts Receivable
                 to Funded Bank Debt . . . . . . . . . . . . . 65

                             ARTICLE VII

                         EVENTS OF DEFAULT . . . . . . . . . . . . . . . 65


                            ARTICLE VIII

                      THE ADMINISTRATIVE AGENT . . . . . . . . . . . . . 68


                             ARTICLE IX

                           MISCELLANEOUS

SECTION 9.01.  Notices . . . . . . . . . . . . . . . . . . . . 71
SECTION 9.02.  Waivers; Amendments . . . . . . . . . . . . . . 72
SECTION 9.03.  Expenses; Indemnity; Damage Waiver. . . . . . . 73
SECTION 9.04.  Successors and Assigns. . . . . . . . . . . . . 75
SECTION 9.05.  Survival. . . . . . . . . . . . . . . . . . . . 77
SECTION 9.06.  Counterparts; Integration;
                 Effectiveness . . . . . . . . . . . . . . . . 78
SECTION 9.07.  Severability. . . . . . . . . . . . . . . . . . 78
SECTION 9.08.  Right of Setoff . . . . . . . . . . . . . . . . 78
SECTION 9.09.  Governing Law; Jurisdiction; Consent to
                 Service of Process. . . . . . . . . . . . . . 79
SECTION 9.10.  WAIVER OF JURY TRIAL. . . . . . . . . . . . . . 79
SECTION 9.11.  Headings  . . . . . . . . . . . . . . . . . . . 80
SECTION 9.12.  Confidentiality . . . . . . . . . . . . . . . . 80
SECTION 9.13.  Interest Rate Limitation. . . . . . . . . . . . 81



SCHEDULES:

Schedule 2.01 -- Commitments
Schedule 2.05 -- Rolled-In Letters of Credit
Schedule 3.06 -- ERISA Matters
Schedule 3.09 -- Subsidiaries
Schedule 6.01 -- Existing Liens
Schedule 6.03(a)(ii) -- Existing Indebtedness
Schedule 6.03(b)(ii) -- Other Indebtedness
Schedule 6.05 -- Existing Affiliate Transactions with PDM, Inc.
Schedule 6.06(vii) -- 1994 Credit Agreement Adjustments to
                        Acquisitions and Investments Basket

EXHIBITS:

Exhibit A -- Form of Assignment and Acceptance
Exhibit B-1 -- Form of Opinion of Borrower's Counsel
Exhibit B-2 -- Form of Opinion of Borrower's General Counsel
Exhibit C -- Guarantee Agreement
Exhibit D -- Indemnity, Subrogation and Contribution Agreement
Exhibit E -- Pledge Agreement
Exhibit F -- Security Agreement

          CREDIT AGREEMENT dated as of July 25, 1997, among FLEMING COMPANIES, INC. (the "Borrower"), the LENDERS party hereto, BANCAMERICA SECURITIES, INC., as Syndication Agent, SOCIETE GENERALE, as
     Documentation Agent, and THE CHASE MANHATTAN BANK, as Administrative
     Agent.

          The parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "ACCOUNTS RECEIVABLE" has the meaning assigned to such term in the Security Agreement.

          "ACQUISITION" means (i) an investment by the Borrower or any of the Subsidiaries in any Person (other than the Borrower or any of its Subsidiaries) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of its Subsidiaries or (ii) an acquisition by the Borrower or any of its Subsidiaries of the property and assets of any Person (other than the Borrower or any of its Subsidiaries) that constitute substantially all of the assets of such Person or of any division or line of business of such Person.

          "ADJUSTED LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "ADJUSTED NIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the NIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "ADMINISTRATIVE AGENT" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder.

          "ADMINISTRATIVE QUESTIONNAIRE"  means an Administrative
Questionnaire in a form supplied by the Administrative Agent.

          "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common

Control with the Person specified.

          "AGENTS" means the Administrative Agent, Syndication Agent and Documentation Agent.

          "ALTERNATE BASE RATE" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "APPLICABLE PERCENTAGE" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

          "APPLICABLE RATE" means, for any day (a) with respect to the commitment fees payable hereunder, or with respect to any Eurodollar Loan that is a Revolving Loan or a Term Loan, as the case may be, the applicable rate per annum set forth below under the caption "Commitment Fee Rate", "Revolving Facility Spread" or "Term Loan Spread", as the case may be, based upon the Ratings in effect on such day and, in the case of the Revolving Facility Spread, the percentage of the aggregate Revolving Commitments that shall be utilized on such day:

                                       REVOLVING FACILITY SPREAD
                                       -------------------------

                RATINGS       COMMITMENT  LESS THAN 25%  GREATER THAN OR   GREATER THAN OR  TERM LOAN
             (S&P/MOODY'S)     FEE RATE   UTILIZATION    EQUAL TO 25% BUT    EQUAL TO 50%    SPREAD
             ------------      --------   -----------     LESS THAN 50%      UTILIZATION     ------
                                                           UTILIZATION       -----------
                                                          -----------
Category 1  BBB+/Baa1 or higher  0.100%     0.250%            0.275%            0.300%       0.350%
Category 2  BBB/Baa2             0.150%     0.375%            0.400%            0.425%       0.475%
Category 3  BBB-/Baa3            0.200%     0.500%            0.550%            0.600%       0.650%
Category 4  BB+/Ba1              0.300%     0.750%           0.8125%            0.875%       1.000%
Category 5  BB/Ba2               0.375%     1.000%            1.125%            1.250%       1.375%
Category 6  Less than BB/Ba2     0.500%     1.500%            1.625%            1.750%       1.875%

and (b) with respect to any ABR Loan, a rate per annum equal to the greater of (i) zero and (ii) the applicable rate for a Eurodollar Loan of the same Class, determined according to the above table, minus 1.00% per annum.

          For purposes of the foregoing, (i) if the Ratings in effect on any date fall in different Categories, the Applicable Rate shall be determined by reference to the superior (numerically lower) Category, unless the Ratings differ by more than one Category, in which case the applicable Category shall be the Category next below the superior (numerically lower) of the two; (ii) if either Moody's or S&P shall not have in effect a Rating (other than because such rating agency shall no longer be in the business of rating corporate debt obligations), then such rating agency will be deemed to have established a Rating in Category 6; and (iii) if any rating established or deemed to have been established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P), such change shall be effective as of the day on which such change is first announced by the rating agency making such change. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency. For purposes of determining the portion of the Revolving Commitments that has been utilized at any time, (i) the Revolving Commitment of a Lender shall be deemed to be utilized to the extent of the outstanding Revolving Loans, LC Exposure and Swingline Exposure of such Lender and (ii) if the Revolving Commitments have been terminated pursuant to Article VII, such Commitments shall at all times thereafter be deemed to have been utilized in full.

          "ASSET DISPOSITION" means (a) any sale, transfer or other disposition of any capital stock of any Subsidiary to any Person other than the Borrower or any Wholly Owned Subsidiary (including, without limitation, through the merger of any Subsidiary with or into any Person other than the Borrower or any Wholly Owned Subsidiary), (b) any sale, transfer or other disposition of any other property or asset of the Borrower or any Subsidiary to any Person other than the Borrower or any Wholly Owned Subsidiary, other than any sale, transfer or other disposition of: (i) any current asset in the ordinary course of business; (ii) any property or assets in connection with a Permitted Note Financing; (iii) any property or assets within 180 days after the acquisition, or completion of construction, thereof, to a Person other than the Borrower or a Subsidiary who then leases such property to the Borrower or a Subsidiary; (iv) existing property or assets in consideration (in whole or in part) for the acquisition of new property or assets of a similar character in the ordinary course of business; (v) inventory in the ordinary course of business; and (vi) any other property or assets in the ordinary course of business if the total consideration received by the Borrower and its Subsidiaries in respect thereof and any property or assets sold concurrently or in a related transaction or series of transactions does not exceed $500,000, or (c) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, properties or assets of the Borrower or any Subsidiary where the total consideration received by the Borrower and its Subsidiaries in respect of such event or proceeding, or series of events or proceedings, exceeds $500,000.

          "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          "BENEFIT ARRANGEMENT" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any ERISA Affiliate.

          "BOARD" means the Board of Governors of the Federal Reserve System of the United States of America.

          "BORROWER" means Fleming Companies, Inc., an Oklahoma corporation.

          "BORROWER'S KNOWLEDGE" means the knowledge of any executive officer of the Borrower or any other employee of the Borrower charged with the responsibility of administering this Agreement.

          "BORROWING" means (a) any group of Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

          "BORROWING REQUEST" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

          "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "BUSINESS DEVELOPMENT PROGRAM" means the business practice of the Borrower and its Subsidiaries of making or guaranteeing loans to, or making equity investment in, third parties engaged in the retail grocery business in exchange for long-term supply agreements with the Borrower or any Subsidiary.

          "BUSINESS DEVELOPMENT VENTURE" means any Person participating in the Business Development Program.

          "CAPITAL LEASE OBLIGATIONS" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "CHANGE IN CONTROL" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the 1989 ESOP, of shares representing 20% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

          "CHANGE IN LAW" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or such Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "CLASS", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Loan Commitment.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          "COLLATERAL" means any and all "Collateral", as defined in the Security Documents.

          "COLLATERAL AGENT" has the meaning ascribed to it in the Security Agreement.

          "COLLATERAL REQUIREMENT" means at any date that (a) the Pledge Agreement creates in favor of the Collateral Agent, for the benefit of the Lenders, first priority perfected pledges of and security interests in all capital stock or other equity interests owned by the Borrower or any Subsidiary in any Subsidiary, and (b) the Security Agreement creates in favor of the Collateral Agent, for the benefit of the Lenders, first priority perfected security interests in Inventory and Accounts Receivable representing at least 95% of the consolidated Inventory and Accounts Receivable of the Borrower; PROVIDED, that (i) the Borrower and the Subsidiaries will in no event be required, in order to satisfy the Collateral Requirement, to subject to the Lien of the Security Agreement Inventory or Accounts Receivable of Joint Ventures and (ii) the Borrower will not be required to cause Richmar Foods, Inc. to pledge the capital stock of Netco Foods, Inc. unless and until Richmar Foods, Inc. becomes a Wholly Owned Subsidiary.

          "COMMITMENT" means a Revolving Commitment or Term Loan Commitment or any combination thereof (as the context requires).

          "CONSOLIDATED NET INCOME" means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, PROVIDED that there shall be excluded the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of the Subsidiaries or the date that Person's assets are acquired by the Borrower or any of the Subsidiaries.

          "CONSOLIDATED SUBSIDIARY" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

          "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "CONTROLLING" and "CONTROLLED" have meanings correlative thereto.

          "DEFAULT" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "DESIGNATED SUBSIDIARY" means a Subsidiary that is neither an Equity Store nor a Business Development Venture.

          "DOCUMENTATION AGENT" means Societe Generale, in its capacity as documentation agent under this Agreement.

          "DOLLARS" or "$" refers to lawful money of the United States of America.

          "EBITDAR" means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, the sum of income tax expense, depreciation expense, amortization expense, Interest Expense, Rent Expense, Equity Investment Results and non-cash charges taken after the Effective Date ("DESIGNATED NON-CASH CHARGES") with respect to (i) write-downs of certain retail and distribution facilities and related assets in connection with the proposed disposition of such facilities or discontinuance of operations at such facilities, or otherwise in accordance with GAAP or (ii) other consolidation and restructuring of facilities and operations (PROVIDED, that any cash payment made with respect to any such Designated Non-Cash Charge shall be subtracted in computing EBITDAR during the period in which such cash payment is made), minus, to the extent added in determining such Consolidated Net Income, non-cash gains and income and Equity Investment Results all as determined in accordance with GAAP on a consolidated basis for the Borrower and the Subsidiaries; PROVIDED that, for purposes of determining EBITDAR, all cash and non-cash charges incurred in connection with the execution and delivery of this Agreement or the issuance and sale of the Subordinated Notes shall be excluded.

          "EFFECTIVE DATE" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

          "ENVIRONMENTAL LAWS" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "EQUITY INVESTMENT RESULTS" shall have the meaning given such term in the consolidated financial statements of the Borrower referred to in
Section 3.04, and shall be computed in a manner consistent with that used in preparing such statements.

          "EQUITY STORE" means any Person participating in the Equity Store Program.

          "EQUITY STORE PROGRAM" means the business practice of the Borrower and its Subsidiaries of making equity investment in Persons, and making or guaranteeing loans to such Persons, for the purposes of assisting such Person in acquiring, remodeling, refurbishing, expanding or operating one or more retail grocery stores and pursuant to which such Person is permitted or required to reduce the Borrower's or the Subsidiary's equity interest to a minority position over time (usually five to 10 years).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "EURODOLLAR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such

Borrowing, are LIBOR Loans or NIBOR Loans.

          "EVENT OF DEFAULT" has the meaning assigned to such term in Article
VII.

          "EXCLUDED TAXES" means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

          "FLOATING RATE SENIOR NOTES" means the Borrower's Floating Rate Senior Notes due 2001.

          "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

          "FINANCING NOTES" means notes receivable arising from investments in direct financing leases or in retailer notes or chattel paper (other than any retailer note or chattel paper received in exchange or substitution for or in payment or other satisfaction of any Account Receivable).

          "FOREIGN LENDER" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "FUNDED BANK DEBT" means, as of any date, the aggregate principal amount of Loans and undrawn Letters of Credit outstanding hereunder and other Indebtedness of the Borrower or any Subsidiary incurred under one or more uncommitted lines of credit and the aggregate termination value of all Hedging Agreements that are secured by the Collateral.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "GOVERNMENTAL AUTHORITY" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "GRANTOR" means the Borrower and each Subsidiary that is, or is required by Section 5.08 to be, a party to the Pledge Agreement or the Security Agreement.

          "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), PROVIDED that the term Guarantee shall not include (a) endorsements for collection or deposit in the ordinary course of business or
(b) agreements entered into in the ordinary course of business to purchase inventory or retail store fixtures of another Person at a price not greater than the market value thereof. The term "Guarantee" used as a verb has a corresponding meaning.

          "GUARANTEE AGREEMENT" means a Guarantee Agreement in substantially the form of Exhibit C hereto among the Guarantors and the Administrative Agent acting on behalf of the Lenders, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

          "GUARANTEE REQUIREMENT" means at any date that (a) all Wholly Owned Subsidiaries are Guarantors and (b) the assets of the Guarantors, together with the assets of the Borrower, constituted as at the last day of the most recently ended fiscal quarter of the Borrower at least 95% of the consolidated total assets of the Borrower and its Subsidiaries; PROVIDED, HOWEVER, that the Guarantee Requirement shall in no event be met unless each Subsidiary that guarantees the Subordinated Notes or any other subordinated Indebtedness of the Borrower shall be a Guarantor. For purposes of this definition, assets shall be taken at their book value and all stock or other equity interests in Subsidiaries and other intercompany items shall be disregarded.

          "GUARANTORS" means the Subsidiaries listed on Schedule 3.09 hereto and each other Subsidiary that becomes party to the Guarantee Agreement pursuant to Section 5.08 or otherwise, PROVIDED, that for purposes of the definition of "Guarantee Requirement", a Subsidiary that is an indirect Subsidiary of the Borrower shall not be considered a Guarantor unless each intermediate Subsidiary is also a Guarantor.

          "HAZARDOUS MATERIALS" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "HEDGING AGREEMENT" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The "principal amount" or "termination value" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

          "INDEBTEDNESS" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "INDEMNIFIED TAXES" means Taxes other than Excluded Taxes.

          "INFORMATION MEMORANDUM" means the Confidential Information Memorandum dated June 1997 distributed by the Borrower to prospective Lenders.

          "INTEREST ELECTION REQUEST" means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

          "INTEREST EXPENSE" means, for any period, the gross interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

          "INTEREST PAYMENT DATE" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

          "INTEREST PERIOD" means (a) with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each Lender shall make interest periods of such duration available, nine or twelve months) thereafter, as the Borrower may elect, and (b) with respect to any NIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the following calendar week; PROVIDED, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) in the case of a LIBOR Borrowing, any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar
month of such Interest Period.   For purposes hereof, the date of a Borrowing
initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "INVENTORY" has the meaning assigned to such term in the Security Agreement.

          "INVESTMENT" means any investment in any Person, whether by means of share purchase, capital contribution, loan, Guarantee, time deposit or otherwise; PROVIDED that Accounts Receivable arising in the ordinary course of business do not constitute Investments.

          "ISSUING BANKS" means The Chase Manhattan Bank, Societe

Generale and Bank of America National Trust and Savings Association in their capacity as issuers of Letters of Credit hereunder, and their successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank, PROVIDED, in each case, that the Borrower does not reasonably object based on such Affiliate's creditworthiness, and the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by it.

          "JOINT VENTURE" means any Person, other than an Equity Store or Business Development Venture, (a) that is formed by the Borrower after the date hereof pursuant to arm's length negotiations with one or more Persons that are not Affiliates of the Borrower, (b) in which the Borrower directly or indirectly owns less than 80% of the equity and (c) no part of the Borrower's investment in which was obtained through the conversion or forgiveness of Indebtedness.

          "LATER MATURING INDEBTEDNESS" means unsecured Indebtedness of the Borrower incurred after the date hereof that has a final maturity at least six months after the Term Loan Maturity Date and no portion of which is subject to mandatory repayment or repurchase at the option of the holders thereof or otherwise prior to such time (other than as a result of a change in control of the Borrower).

          "LC DISBURSEMENT" means a payment made by any Issuing Bank pursuant to a Letter of Credit.

          "LC EXPOSURE" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

          "LENDERS" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

          "LETTER OF CREDIT" means any letter of credit issued pursuant to this Agreement, including the letters of credit issued by Societe Generale that are set forth on Schedule 2.05.

          "LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the LIBO Page of the Reuters Information Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO RATE" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "LIBOR" means, with respect to any Loan or Borrowing, any Loan or Borrowing that bears interest at a rate determined by reference to the Adjusted LIBO Rate.

          "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "LOAN DOCUMENTS" means this Agreement, the Guarantee Agreement and the Security Documents.

          "LOAN PARTIES" means the Borrower and the Subsidiary Loan Parties.

          "LOANS" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

          "MATERIAL PLAN" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $35,000,000.

          "MATERIAL INDEBTEDNESS" means Indebtedness (other than Indebtedness outstanding hereunder), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount of $10,000,000 or more.

          "MOODY'S" means Moody's Investors Service, Inc.

          "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

          "NET PROCEEDS" means, with respect to any event (a) the cash proceeds received by the Borrower and the Subsidiaries in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer or another Financial Officer of the Borrower).

          "NIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the interest rate at which dollar deposits for an amount approximately equal to the principal amount of such Borrowing and for a seven-day maturity are offered in immediately available funds to the Administrative Agent at the Eurodollar lending office where its foreign currency and exchange operations are customarily conducted in the international interbank market at approximately 10:00 a.m., New York City time, two Business Days prior to the commencement of such Interest Period.

          "NIBOR" means, with respect to any Loan or Borrowing, any Loan or Borrowing that bears interest at a rate determined by reference to the Adjusted NIBO Rate.

          "1989 ESOP" means that portion of the Consolidated Saving Plus and Stock Ownership Plan for Fleming Companies, Inc. and its Subsidiaries, effective September 1, 1989, entitled "Fleming Stock Ownership Plan", or any similar stock ownership plan for the sole benefit of employees of the Borrower and its Subsidiaries.

          "1994 CREDIT AGREEMENT" means the $2,200,000,000 Credit Agreement dated as of July 19, 1994, as amended, among the Borrower, the several banks and financial institutions from time to time party thereto and Morgan Guaranty Trust Company of New York.

          "OBLIGATIONS" has the meaning assigned to such term in the Security Agreement.

          "OTHER TAXES" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "PERFECTION CERTIFICATE" means a certificate in the form of Annex I to the Security Agreement or any other form approved by the Collateral Agent.

          "PERMITTED NOTE FINANCING" means any transaction involving the transfer (by way of sale, pledge, or otherwise) by the Borrower or any of its Subsidiaries of Financing Notes to any other Person, PROVIDED that after giving effect to such transaction the sum of (i) the aggregate uncollected balances of Financing Notes so transferred ("Transferred Notes") plus (ii) the aggregate amount of all collections on Transferred Notes theretofore received by the seller but not yet remitted to the purchaser, in each case at the date of determination, would not exceed $500,000,000.

          "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "PLAN" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "PLEDGE AGREEMENT" means the Pledge Agreement substantially in the form of Exhibit E hereto among the Borrower, the applicable Subsidiaries and the Collateral Agent acting on behalf of the Secured Parties, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

          "PRIME RATE" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "RATINGS" shall refer to the ratings of Moody's and S&P applicable to the Borrower's senior secured bank debt.

          "REGISTER" has the meaning set forth in Section 9.04.

          "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "RENT EXPENSE" means, for any period, the rent expense (net of sub-lease income) of the Borrower and its Subsidiaries for such period for leases of real and personal property, determined on a consolidated basis in accordance with GAAP (excluding any such expense that is included in Interest Expense for such period).

          "REQUIRED LENDERS" means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

          "REVOLVING AVAILABILITY PERIOD" means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

          "REVOLVING COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Commitment is set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $600,000,000.

          "REVOLVING EXPOSURE" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

          "REVOLVING LENDER" means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

          "REVOLVING LOAN" means a Loan made pursuant to clause (b) of
Section 2.01.

          "REVOLVING MATURITY DATE" means July 25, 2003.

          "S&P" means Standard & Poor's Rating Group.

          "SECURED PARTIES" shall have the meaning ascribed to such term in the Security Agreement.

          "SECURITY AGREEMENT" means the Security Agreement substantially in the form of Exhibit F hereto among the Borrower, the applicable Subsidiaries and the Collateral Agent acting on behalf of the Secured Parties, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

          "SECURITY DOCUMENTS" means the Security Agreement, the Pledge Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 4.01 or 5.08 in satisfaction of the Collateral Requirement.

          "10-5/8% SENIOR NOTE INDENTURE" means the Indenture dated as of December 15, 1994, under which the 10-5/8% Senior Notes were issued.

          "10-5/8% SENIOR NOTES" means the Borrower's 10-5/8% Senior Notes due 2001.

          "STATUTORY RESERVE RATE" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate or Adjusted NIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "SUBORDINATED NOTE DOCUMENTS" means the indentures under which the Subordinated Notes are issued and all other instruments, agreements and other documents evidencing or governing the Subordinated Notes or providing for any Guarantee or other right in respect thereof.

          "SUBORDINATED NOTES" means the Borrower's senior subordinated notes due 2004 and 2007.

          "SUBSIDIARY" means, with respect to any Person (the "PARENT") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "SUBSIDIARY" means any subsidiary of the Borrower.

          "SWINGLINE EXPOSURE" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

          "SWINGLINE LENDER" means The Chase Manhattan Bank, in its capacity as lender of Swingline Loans hereunder.

          "SWINGLINE LOAN" means a Loan made pursuant to Section 2.04.

          "SYNDICATION AGENT" means BancAmerica Securities, Inc., in its capacity as syndication agent under this Agreement.

          "TAXES" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "TEMPORARY CASH INVESTMENT" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by S&P and P-1 by Moody's, (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause
(iii) above, (v) short-term tax exempt bonds rated at least AA- by S&P or AA3 by Moody's or (vi) shares in a mutual fund, the investment objectives and policies of which require it to invest substantially all of its assets in short-term tax exempt bonds rated at least AA- by S&P or AA3 by Moody's, PROVIDED that in the case of clauses (i) through (v) above such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary.

          "TERM LENDER" means a Lender with a Term Loan Commitment or an outstanding Term Loan.

          "TERM LOAN" means a Loan made pursuant to clause (a) of Section
2.01.

          "TERM LOAN COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and
(b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders' Term Loan Commitments is $250,000,000.

          "TERM LOAN MATURITY DATE" means July 25, 2004.

          "TERM LENDER" means a Lender with a Term Loan Commitment or an outstanding Term Loan.

          "TYPE", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted NIBO Rate or the Alternate Base Rate.

          "UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of an ERISA Affiliate to the PBGC or any other Person under Title IV of ERISA.

          "WHOLLY OWNED SUBSIDIARY" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

          "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Class (E.G., a "Revolving Loan") or by Type (E.G., a "Eurodollar Loan") or by Class and Type (E.G., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (E.G., a "Revolving Borrowing") or by Type (E.G., a "Eurodollar Borrowing") or by Class and Type (E.G., a "Eurodollar Revolving Borrowing").

          SECTION 1.03. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Administrative Agent or the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                 ARTICLE II

                                THE CREDITS

          SECTION 2.01. COMMITMENTS. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan or Term Loans to the Borrower on the Effective Date in a principal amount equal to its Term Loan Commitment and (b) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount up to its Revolving Commitment, subject to the limitation that such Lender's Revolving Exposure shall not exceed such Lender's Revolving Commitment at any time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

          SECTION 2.02. LOANS AND BORROWINGS. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; PROVIDED that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; PROVIDED that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; PROVIDED that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; PROVIDED that there shall not at any time be more than a total of 20 Eurodollar Revolving Borrowings and 20 Eurodollar Term Borrowings outstanding.

          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, as applicable.

          SECTION 2.03.  REQUESTS FOR BORROWINGS.   To request a Revolving
Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i) whether the requested Borrowing is to be a Revolving Borrowing or Term Borrowing;

          (ii) the aggregate amount of such Borrowing;

          (iii) the date of such Borrowing, which shall be a Business Day;

          (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing, and, in the case of a Eurodollar
     Borrowing, whether such Borrowing is to be a LIBOR Borrowing or a NIBOR Borrowing;

          (v) in the case of a LIBOR Borrowing, the initial
     Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest
     Period"; and

          (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

          SECTION 2.04. SWINGLINE LOANS. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; PROVIDED that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans and the interest accrued and not yet paid thereon. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, MUTATIS MUTANDIS, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

          SECTION 2.05. LETTERS OF CREDIT. (a) GENERAL. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Banks, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All letters of credit issued by Societe Generale for the account of the Borrower that are set forth on Schedule 2.05 shall be deemed for all purposes to be Letters of Credit issued under this Agreement.

          (b) NOTICE OF ISSUANCE, AMENDMENT, RENEWAL, EXTENSION; CERTAIN CONDITIONS. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $300,000,000 and
(ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

          (c) EXPIRATION DATE. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and
(ii) the date that is 10 Business Days prior to the Revolving Maturity Date.

          (d) PARTICIPATIONS. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage from time to time of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) REIMBURSEMENT. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York

City time, on the Business Day immediately following the day that the Borrower receives such notice; PROVIDED that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section
2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section
2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, MUTATIS MUTANDIS, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          (f) OBLIGATIONS ABSOLUTE. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein,
(ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of any Issuing Bank, the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) DISBURSEMENT PROCEDURES. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; PROVIDED that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

          (h) INTERIM INTEREST. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; PROVIDED that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i) REPLACEMENT OF AN ISSUING BANK. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (j) CASH COLLATERALIZATION. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash up to 100% of the LC Exposure (as requested by the Administrative Agent or relevant Lenders, as the case may be) as of such date plus any accrued and unpaid interest thereon; PROVIDED that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.

Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

          SECTION 2.06. FUNDING OF BORROWINGS. (a) Each Lender shall make each Loan (other than any Swingline Loan) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:30 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; PROVIDED that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; PROVIDED that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or
(ii) in the case of the

Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

          SECTION 2.07. INTEREST ELECTIONS. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c) Each telephonic and written Interest Election Request shall specify the following information, which shall be consistent with the requirements of Section 2.02 and paragraph (f) of this Section:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing, a LIBOR Borrowing or a NIBOR Borrowing; and

          (iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          (f) A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

          SECTION 2.08. TERMINATION AND REDUCTION OF COMMITMENTS. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date,(ii) the Revolving Commitments shall terminate on the Revolving Maturity Date and (iii) all the Commitments shall terminate if the initial borrowing hereunder shall not have occurred by September 15, 1997.

          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; PROVIDED that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; PROVIDED that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

          SECTION 2.09. REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the seventh Business Day after the date on which such Swingline Loan is made.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be PRIMA FACIE evidence of the existence and amounts of the obligations recorded therein; PROVIDED that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.10. AMORTIZATION OF TERM LOANS. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

                    Date                     Amount
                    ----                     ------
             December 31, 1997             $6,250,000
             March 31, 1998                $6,250,000
             June 30, 1998                 $6,250,000
             September 30, 1998            $6,250,000
             December 31, 1998             $6,250,000
             March 31, 1999                $6,250,000
             June 30, 1999                 $6,250,000
             September 30, 1999            $6,250,000
             December 31, 1999             $8,750,000
             March 31, 2000                $8,750,000
             June 30, 2000                 $8,750,000
             September 30, 2000            $8,750,000
             December 31, 2000             $8,750,000
             March 31, 2001                $8,750,000
             June 30, 2001                 $8,750,000
             September 30, 2001            $8,750,000
             December 31, 2001            $10,000,000
             March 31, 2002               $10,000,000
             June 30, 2002                $10,000,000
             September 30, 2002           $10,000,000
             December 31, 2002            $10,000,000
             March 31, 2003               $10,000,000
             June 30, 2003                $10,000,000
             September 30, 2003           $10,000,000
             December 31, 2003            $12,500,000
             March 31, 2004               $12,500,000
             June 30, 2004                $12,500,000
             July 25, 2004                $12,500,000

          (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

          (c) If the initial aggregate amount of the Lenders' Term Loan Commitments exceeds the aggregate principal amount of Term Loans that are made on the Effective Date, then the scheduled repayments of Term Borrowings to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess. Any prepayment of a Term Borrowing shall be applied ratably to reduce the subsequent scheduled repayments of the Term Borrowings to be made pursuant to this Section.

          (d) Prior to any repayment or prepayment of any Term Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 12:00 noon, New York City time, three Business Days before the scheduled date of such repayment or prepayment. Each repayment or prepayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments or prepayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid or prepaid.

          SECTION 2.11. PREPAYMENT OF LOANS. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

          (b) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Asset Disposition, the Borrower shall, within 10 Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 50% of such Net Proceeds; PROVIDED that the Borrower shall not be subject to such prepayment obligation to the extent that (i) within such period of 10 Business Days the Borrower applies such Net Proceeds to prepay, repurchase and retire, or redeem (A) 10-5/8% Senior Notes, (B) other senior term Indebtedness that is not Later Maturing Indebtedness or (C) Indebtedness incurred in compliance with Section 6.03(a)(xiv) that refinances such Notes or such senior term Indebtedness, in each case that is owed to Persons other than the Borrower or any Subsidiary and is permitted to be prepaid, repurchased or redeemed under Section 6.03(b), (ii) within such period of 10 Business Days the Borrower gives irrevocable notice of the prepayment or redemption of Indebtedness referred to in the preceding clause (i) at the earliest permissible date pursuant to the indenture or other instrument governing such Indebtedness, or notifies the Administrative Agent of its intent within 30 days to commence a tender offer for, or market purchases of, such Indebtedness, and, pending the prepayment, redemption or purchase of such Indebtedness, either (x) deposits such Net Proceeds with a trustee for such Indebtedness or with the Administrative Agent (which shall invest such Net Proceeds in Temporary Cash Investments if and as instructed by the Borrower), in either case on terms reasonably satisfactory to the Administrative Agent, or (y) applies such Net Proceeds to prepay Revolving Loans (in which case an amount of the Revolving Commitments equal to the amount of such prepayment shall be held available on the terms and conditions of this Agreement for borrowing at the time funds are required to effect such repayment, redemption or purchase and shall not be available for any other purpose until such prepayment, redemption or purchase has been effected), or
(iii) within such period of 10 Business Days the Borrower notifies the Administrative Agent that it intends to reinvest such Net Proceeds in capital assets within 12 months after the receipt thereof, and within such 12 month period the Borrower delivers to the Administrative Agent a notice certifying that such Net Proceeds have in fact been so invested. If the Borrower gives a notice pursuant to clause (ii) above and later determines that it is not practical or not advisable to complete the repayment, redemption or purchase contemplated by such notice, the Borrower may give a notice pursuant to clause (iii) above. If the Borrower gives a notice pursuant to clause (ii) above and Indebtedness is not prepaid, redeemed or repurchased within 120 days of such notice (and a notice pursuant to the preceding sentence is not given), or if the Borrower gives a notice pursuant to clause (iii) above and Net Proceeds are not reinvested within the 12-month period referred to in such clause, the Borrower shall forthwith apply the relevant Net Proceeds to prepay Term Borrowings.

          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any incurrence of Indebtedness under Section 6.03(a)(iii), (iv) or (v), the Borrower shall, within 10 Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to such Net Proceeds; PROVIDED that the Borrower shall not be subject to such prepayment obligation to the extent that (i) within such period of 10 Business Days, the Net Proceeds of such debt financing are applied to prepay, repurchase and retire, or redeem (A) 10-5/8% Senior Notes, (B) other senior term Indebtedness that is not Later Maturing Indebtedness or (C) Indebtedness incurred in compliance with Section 6.03(a)(xiv) that refinances such Notes or such senior term Indebtedness, in each case that is owed to Persons other than the Borrower or any Subsidiary and is permitted to be prepaid, repurchased or redeemed under
Section 6.03(b), or (ii) within such period of 10 Business Days the Borrower gives irrevocable notice of the prepayment or redemption of Indebtedness referred to in the preceding clause (i) at the earliest permissible date pursuant to the indenture or other instrument governing such Indebtedness, or notifies the Administrative Agent of its intent within 30 days to commence a tender offer for, or market purchases of, such Indebtedness, and, pending the prepayment, redemption or purchase of such Indebtedness, either (x) deposits such Net Proceeds with a trustee for such Indebtedness or with the Administrative Agent (which shall invest such Net Proceeds in Temporary Cash Investments if and as instructed by the Borrower), in either case on terms reasonably satisfactory to the Administrative Agent, or (y) applies such Net Proceeds to prepay Revolving Loans (in which case an amount of the Revolving Commitments equal to the amount of such prepayment shall be held available on the terms and conditions of this Agreement for borrowing at the time funds are required to effect such repayment, redemption or purchase and shall not be available for any other purpose until such prepayment, redemption or purchase has been effected). If the Borrower gives a notice pursuant to clause (ii) above and Indebtedness is not prepaid, redeemed or repurchased within 120 days, the Borrower shall forthwith apply the relevant Net Proceeds to prepay Term Borrowings.

          (d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

          (e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment required by reason of any Asset Disposition or series of related Asset Dispositions for Net Proceeds in excess of $25,000,000, a reasonably detailed calculation of the amount of such prepayment; PROVIDED that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

          SECTION 2.12. FEES. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates.
Accrued commitment fees shall be payable in arrears (i) in the case of commitment fees in respect of the Revolving Commitments, on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof, and (ii) in the case of commitment fees in respect of the Term Loan Commitments, on the Effective Date or any earlier date on which such Commitments terminate. All commitment fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of determining the unused portion of the Revolving Commitments, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; PROVIDED that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within five days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable.

          SECTION 2.13. INTEREST. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate or Adjusted NIBO Rate, as the case may be, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 1% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 1% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; PROVIDED that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand,
(ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and
(iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or Adjusted NIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.14. ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the Adjusted NIBO Rate, as applicable, for such Interest Period; or

          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the Adjusted NIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; PROVIDED that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

          SECTION 2.15.  INCREASED COSTS.  (a)  If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted NIBO Rate) or any Issuing Bank; or

          (ii) impose on any Lender, any Issuing Bank, the London interbank market or other relevant interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; PROVIDED, that no Lender or Issuing Bank shall be entitled under this paragraph to receive compensation for any Excluded Taxes paid by it.

          (b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company for any such reduction suffered.

          (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing

Bank or its holding company, as the case may be, as specified in paragraph
(a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; PROVIDED that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or Issuing Bank's intention to claim compensation therefor; PROVIDED FURTHER that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.16. BREAK FUNDING PAYMENTS. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(g) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the economic loss, cost and expense (but not for loss of profits) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the Adjusted NIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.17. TAXES. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

          SECTION 2.18. PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under

Section 2.15, 2.16 or 2.17, or otherwise, where time of payment has not been specified) prior to 12:30 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the applicable Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; PROVIDED that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent pursuant to the Loan Documents for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.19. MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) The Borrower may upon notice to any Lender and the Administrative Agent, require such Lender (the "Departing Lender") to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) (i) if the Commitments and Loans of the Departing Lender, taken together with the Commitments and Loans of all other Lenders that have been required to assign and delegate their interests, rights and obligations pursuant to this clause (i), represent less than 10% of the aggregate Commitments and Loans of all Lenders at the time of such notice; (ii) whether or not the conditions of the preceding clause (i) are met, if the Departing Lender has requested compensation under Section 2.15, or the Borrower is required to pay any additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 2.17, or such Lender has defaulted in its obligation to fund Loans hereunder; or (iii) if the Required Lenders consent to such required assignment and delegation; PROVIDED that (x) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any assignment and delegation under clause (ii) of this paragraph (b) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Lenders that:

          SECTION 3.01. CORPORATE EXISTENCE AND POWER. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Oklahoma, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 3.02. CORPORATE AND GOVERNMENTAL AUTHORIZATION; CONTRAVENTION. The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental

Authority and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any judgment, injunction, order or decree or the 10-5/8% Senior Note Indenture or any other material agreement or material instrument binding upon the Borrower or result in the creation or imposition of any Lien (other than those contemplated by the Security Documents) on any asset of the Borrower or any of its Subsidiaries.

          SECTION 3.03. BINDING EFFECT. This Agreement constitutes a valid and binding agreement of the Borrower.

          SECTION 3.04. FINANCIAL INFORMATION. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 28, 1996, and the related consolidated statement of earnings and statement of cash flows for the fiscal year then ended, reported on by Deloitte & Touche and set forth in the Borrower's annual report to the Securities and Exchange Commission on Form 10-K for such fiscal year, a copy of which has been delivered to each of the Lenders and the Administrative Agent, fairly present, in conformity with GAAP, the financial position of the Borrower and its Subsidiaries as of such date and their results or operations and cash flows for such fiscal year.

          (b) The unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of April 19, 1997, and the related unaudited consolidated statement of earnings and condensed consolidated statement of cash flows for the 16 weeks then ended, set forth in the Borrower's quarterly report to the Securities and Exchange Commission on Form 10-Q for the fiscal quarter ended April 19, 1997, a copy of which has been delivered to each of the Lenders and the Administrative Agent, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in paragraph (a) of this Section (except for the omission of substantially all footnote disclosure as permitted by Regulation S-X promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended), the financial position of the Borrower and its Consolidated Subsidiaries as of such date and their results of operations and cash flows for such 16-week period (subject to normal year-end adjustments).

          (c) Other than as disclosed in the Borrower's quarterly report on Form 10-Q for the fiscal quarter ended April 19, 1997, there has been no event or change in circumstances resulting in a Material Adverse Effect since December 28, 1996.

          SECTION 3.05. LITIGATION. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any Governmental Authority that draws into question the validity of any Loan Document or in which there is a reasonable possibility of an adverse decision that would be reasonably likely to result in a material adverse effect on the creditworthiness of the Borrower (it being understood that disclosure of any action, suit or proceeding in any filing with the

Securities and Exchange Commission will not, in and of itself, be deemed to establish a breach of this representation).

          SECTION 3.06.  COMPLIANCE WITH ERISA.  Except as set forth in
Schedule 3.06, each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as set forth in Schedule 3.06, no ERISA Affiliate has (i) sought a currently outstanding waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any such Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under
Section 4007 of ERISA.

          SECTION 3.07. ENVIRONMENTAL MATTERS. In the ordinary course of its business, the Borrower reviews the effect of Environmental Laws which could reasonably be expected to have any material effect, individually or in the the aggregate, on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it evaluates associated liabilities and costs which it has identified (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by Environmental Laws or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Materials, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

          SECTION 3.08. TAXES. Tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended December 26, 1992. The Borrower and its Subsidiaries have filed all Tax returns that are required to be filed by them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

          SECTION 3.09. SUBSIDIARIES. (a) Each of the Guarantors, and each Subsidiary that is a Grantor, is a corporation or other business entity duly incorporated or organized (as the case may be), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as the case may be), and has all corporate or other relevant organizational powers and all material licenses, authorizations, consents and approvals of Governmental Authorities required to carry on its business as now conducted. The execution, delivery and performance by each Guarantor of the Guarantee Agreement are within such Guarantor's corporate or other relevant organizational powers, have been duly authorized by all corporate or other organizational action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of any such Guarantor or of any judgment, injunction, order or decree or any material agreement or material instrument binding upon such Guarantor.

          (b) The Borrower does not have any subsidiaries other than the Subsidiaries set forth on Schedule 3.09, which sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Guarantor or Grantor, in each case as of the date hereof.

          SECTION 3.10. NOT AN INVESTMENT COMPANY. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 3.11. NO CONFLICTING REQUIREMENTS. Neither the Borrower nor any Subsidiary is in violation of, or in default under, any provision of applicable law, rule or regulation, or of its certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or any of its properties, which violation or default could reasonably be expected to have consequences that would have a Material Adverse Effect.

          SECTION 3.12. DISCLOSURE. The material furnished to the Administrative Agent and the Lenders by, or on behalf and with the consent of, the Borrower (including the Information Memorandum) in connection with the negotiation, execution and delivery of this Agreement, taken as a whole, and as supplemented from time to time prior to the date of this Agreement, does not contain as of the date hereof, any untrue statement of a material fact and does not as of the date hereof omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any projections and appraisals provided by the Borrower to the Administrative Agent and the Lenders in connection herewith were prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date such material was provided, and the Borrower believes that such assumptions are reasonable as of the date hereof.

          SECTION 3.13. SECURITY DOCUMENTS. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in that portion of the Collateral covered in the Pledge Agreement and, when the certificates and other instruments referred to in Section 4.01(f) have been delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person.

          (b) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in that portion of the Collateral covered in the Security Agreement and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Grantors thereunder in such Collateral, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.01 and the Security Agreement.

                                  ARTICLE IV

                                 CONDITIONS

          SECTION 4.01. EFFECTIVE DATE. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) McAfee & Taft A Professional Corporation, counsel for the Borrower, substantially in the form of Exhibit B-1, and (ii) General Counsel of the Borrower, substantially in the form of Exhibit B-2, and, in the case of each such opinion required by this paragraph, covering such other matters as the Required Lenders or Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party and the authorization of the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraph (i) of this Section 4.01 and paragraphs (a) and (b) of Section 4.02.

          (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

          (f) The Administrative Agent shall have received counterparts of the Pledge Agreement signed on behalf of the Borrower and each Subsidiary party thereto, together with stock certificates or other instruments (if any) representing all the shares of capital stock or other equity interests pledged thereunder and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and other equity interests.

          (g) The Administrative Agent shall have received counterparts of the Security Agreement signed on behalf of the Borrower and each Subsidiary party thereto, together with:

               (i) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement; and

               (ii) a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 and the Security Agreement or have been released.

          (h) The Administrative Agent shall have received counterparts of the Guarantee Agreement signed on behalf of the Borrower and each Subsidiary party thereto.

          (i) The Collateral Requirement and the Guarantee Requirement shall have been satisfied as of the Effective Date.

          (j) The Borrower shall have received or shall substantially simultaneously with the effectiveness of the Lenders' obligations hereunder receive, in cash, the net proceeds from the issuance and sale by the Borrower of not less than $400,000,000 of Subordinated Notes. The price at which such Subordinated Notes shall have been sold shall not be significantly less than their principal amount. The Administrative Agent shall have received satisfactory evidence of the foregoing and copies of the Subordinated Note Documents, certified by a Financial Officer as complete and correct.

          (k) (i) The Borrower shall have given irrevocable notice such that the 1994 Credit Agreement and all commitments thereunder to lend shall terminate within three days of the Effective Date, (ii) the principal of and interest on all loans and all letter of credit reimbursement obligations under the 1994 Credit Agreement, and all accrued fees due thereunder, shall have been or shall simultaneously on the Effective Date be paid in full and all Liens on the assets of the Borrower or any Subsidiary securing any obligations thereunder or under any related agreement shall have been or shall simultaneously be permanently released and (iii) the Administrative Agent shall have received or shall simultaneously receive evidence satisfactory in form and substance to it demonstrating such notice, payment and release. The Borrower covenants that it shall pay promptly (and in any event not later than 30 days after the Effective
     Date) all accrued expenses and other amounts due under the 1994 Credit Agreement not specified in the preceding clause
     (ii).

          (l) The Administrative Agent shall have received evidence satisfactory to it that (i) at least $200,000,000 aggregate principal amount of the Floating Rate Senior Notes shall have been or shall, substantially simultaneously with the effectiveness of the Lenders' obligations hereunder, be redeemed or (ii) the Borrower shall have given irrevocable notice of the redemption of such Notes at the earliest permissible date pursuant to the indenture governing such Notes and, pending such prepayment or redemption, shall have deposited an amount sufficient to effect such redemption with the trustee for such Notes or with the Administrative Agent, in either case on terms reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 12:00 noon, New York City time, on September 15, 1997 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

          SECTION 4.02.  EACH CREDIT EVENT.  The obligation of each

Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, renew, extend or amend so as to increase the stated amount of any Letter of Credit, is subject to the receipt of an appropriate Borrowing Request under Section 2.03 or request for issuance, renewal, extension or amendment of a Letter of Credit under Section 2.05, as the case may be, and to the satisfaction of the following conditions:

          (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects, and the representations and warranties of the Borrower and the other Loan Parties set forth in the other Loan Documents, taken as a whole, shall be true and correct in all material respects, on and as of the date of such Borrowing or the date of such issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

          (b) At the time of and immediately after giving effect to such Borrowing or such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each such issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs
(a) and (b) of this Section.

                            ARTICLE V

                      AFFIRMATIVE COVENANTS

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

          SECTION 5.01. INFORMATION. The Borrower will deliver to each of the Lenders:

          (a) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Deloitte & Touche or other independent public accountants of nationally recognized standing;

          (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, (i) a consolidated condensed balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter setting forth in comparative form the figures for the previous fiscal year end, (ii) the related consolidated statement of earnings of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter setting forth in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, and (iii) the related consolidated condensed statement of cash flows of the Borrower and its Consolidated Subsidiaries for the portion of the Borrower's fiscal year ended at the end of such quarter setting forth in comparative form the figures for the corresponding portion of the Borrower's previous fiscal year, all certified
     (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles
     (except for the omission of substantially all footnote disclosure as permitted by Regulation S-X promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended) and consistency by the chief financial officer or the chief accounting officer of the Borrower;

          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Borrower
     (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.03, 6.06, 6.08 and 6.09 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants that reported on such statements (i) stating whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and
     (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

          (e) simultaneously with the delivery of the financial statements referred to in clause (a) above, a certificate updating Schedule 3.09 (listing Subsidiaries and related information) as of the end of the applicable fiscal year;

          (f) within five Business Days after the obtaining of the Borrower's Knowledge of any Default, a certificate of the chief financial officer, treasurer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (g) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) that the Borrower shall have filed with the Securities and Exchange Commission;

          (i) if and when any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standing under
     Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer, treasurer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take; and

          (j) from time to time such additional information regarding the financial position or business of the Borrower as the Administrative Agent, at the request of any Lender, may reasonably request.

          SECTION 5.02.  PAYMENT OF OBLIGATIONS.  The Borrower
will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings or where the failure to do so would not result in a Material Adverse Effect, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

          SECTION 5.03. MAINTENANCE OF PROPERTY; INSURANCE. (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

          (b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general areas by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

          SECTION 5.04. CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. The Borrower will continue, and will cause its Subsidiaries to continue, to engage in business of the same general type as conducted by the Borrower and its Subsidiaries taken as a whole, and will preserve, renew and keep in full force and effect, and, except as permitted by Section 6.02, will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

          SECTION 5.05. COMPLIANCE WITH LAWS. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith or the resultant penalty, fine or cost for non-compliance is contested in good faith by appropriate proceedings or where the failure to do so would not have a Material Adverse Effect.

          SECTION 5.06. INSPECTION OF PROPERTY, BOOKS AND RECORDS. The Borrower will keep, and will cause each Guarantor to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be requested; PROVIDED that this section shall not be construed to require the Borrower to waive or cause to be waived any attorney-client privilege applicable to information in the Borrower's or a Subsidiary's possession. Each Lender agrees to maintain in confidence any information conspicuously identified by the Borrower or any Subsidiary as trade secrets or proprietary information which such Lender may obtain as a result of the inspections, examinations and discussions undertaken pursuant to this section; provided that each Lender (i) may discuss any such information with any other Lenders; (ii) may furnish any such information to its attorneys and accountants; (iii) may furnish any such information to any agency, authority, commission or other regulatory body to whose jurisdiction it may be subject, to any shareholder, director or other person to whom it in good faith believes it owes a duty of disclosure under applicable law and to any other person if required by law; and (iv) shall not be prohibited from using, or seeking to admit as evidence, any such information in connection with any litigation to which such Lender is a party.

          SECTION 5.07. USE OF PROCEEDS. The proceeds of the Loans made under this Agreement will be used by the Borrower only for general corporate purposes.

          SECTION 5.08. GUARANTEE REQUIREMENT; FURTHER ASSURANCES. (a) If at any date the Guarantee Requirement is not met, the Borrower will promptly cause one or more Subsidiaries that are not then Guarantors to become parties to the Guarantee Agreement so as to cause the Guarantee Requirement to be met.

          (b) If at any date the Collateral Requirement is not met, the Borrower will promptly take and cause the Subsidiaries to take all such actions as shall be necessary, or as the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral Requirement to be met.

          (c) The Borrower will, and will cause each Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to grant, confirm, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. Such security interests and Liens shall be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this paragraph
(c). The Borrower shall provide from time to time such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest.

                            ARTICLE VI

                        NEGATIVE COVENANTS

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

          SECTION 6.01. LIENS. The Borrower will not, and will not permit any Designated Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

          (a) Liens created under the Loan Documents;

          (b) Liens existing on the date hereof and described in
     Schedule 6.01 hereto;

          (c) any Lien existing on any asset of any Person at the time (if after the date hereof) such Person becomes a Consolidated Subsidiary and not created in contemplation of such event;

          (d) any Lien on any asset securing Indebtedness incurred or assumed (after the date hereof) for the purpose of financing all or any part of the cost of acquiring or constructing such asset (other than any Lien on Inventory), PROVIDED that such Lien attaches to such asset concurrently with or within 180 days after the acquisition or completion of construction thereof;

          (e) any Lien on any asset of any Person existing at the time (if after the date hereof) such Person is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

          (f) any Lien existing on any asset prior to the acquisition thereof (if after the date hereof) by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

          (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, PROVIDED that such Indebtedness is not increased other than by an amount equal to any reasonable financing fees and is not secured by any additional assets;

          (h) Liens arising in the ordinary course of its business which (i) either (x) do not secure Indebtedness or Hedging Agreements, (y) are statutory Liens or (z) apply to equipment purchased pursuant to a title retention document and (ii) either (x) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

          (i) any Lien on a Financing Note that is transferred in a Permitted Note Financing;

          (j) Liens in favor of the Borrower or another
     Consolidated Subsidiary;

          (k) Liens securing Indebtedness of the type described in subsections 6.03(a)(viii) and (ix); and

          (l) Liens not otherwise permitted by the foregoing clauses of this Section securing Indebtedness or Hedging
     Agreements, in an aggregate principal or stated amount at any time outstanding not in excess of $30,000,000.

          SECTION 6.02. MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. The Borrower will not, and will not permit any Designated Subsidiary to, be a party to any merger or consolidation, PROVIDED that:

          (a) any Subsidiary may consolidate with or merge into the Borrower or another Subsidiary if in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

          (b) any other corporation may consolidate with or merge into the Borrower or any Subsidiary if (i) in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation, (ii) in any such merger or consolidation involving a Subsidiary the corporation resulting from such merger or consolidation shall be a Subsidiary, and (iii) at the time of such merger or consolidation and after giving effect thereto no Default shall have occurred and be continuing;

          (c) the Borrower may engage in a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue
     Code solely for the purpose of changing its place of organization; and

          (d) this paragraph shall not prohibit any merger or consolidation that would otherwise be permitted under the immediately following paragraph.

          Other than Permitted Notes Financings, the Borrower will not, and will not permit any Designated Subsidiary to, sell, lease, transfer or otherwise dispose of (by merger or otherwise to a Person who is not a Wholly Owned Subsidiary) all or any part of its property if such transaction involves a substantial part of the property of the Borrower and its Subsidiaries. As used in this paragraph, a sale, lease, transfer or other disposition of the property of the Borrower or a Subsidiary shall be deemed to be a substantial part of such property if the amount of property proposed to be disposed of when added to the amount of all other property sold, leased, transferred or disposed of (other than in the ordinary course of business and other than as permitted by the next sentence) during any one fiscal year of the Borrower contributed more than 20% of Consolidated Net Income for any one of the immediately preceding three fiscal years of the Borrower. Notwithstanding any other provision of this paragraph, the Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose of one or more warehouse facilities, PROVIDED that (i) such transactions do not in the aggregate involve all or substantially all of the property of the Borrower and its Subsidiaries and (ii) the Borrower or any Subsidiary retains the right to receive at least 85% of the revenue derived from such warehouse facilities, notwithstanding the sale thereof.

          SECTION 6.03. INDEBTEDNESS. (a) The Borrower will not, and will not permit any Designated Subsidiary to, incur or at any time be liable with respect to any Indebtedness except:

          (i) Indebtedness outstanding under the Loan Documents;

         (ii) the Subordinated Notes (and the related
     Guarantees) and other Indebtedness outstanding on the date hereof listed on Schedule 6.03(a)(ii);

        (iii) Later Maturing Indebtedness the proceeds of which are used to refinance the 10-5/8% Senior Notes, but only to the extent the principal amount of such Later Maturing Indebtedness does not exceed the principal amount of the 10-5/8% Senior Notes so refinanced (plus the amount of any premium actually paid on the Indebtedness so refinanced and the amount of any expenses incurred in connection with such refinancing);

        (iv) Later Maturing Indebtedness that is subordinated to the Obligations on terms not less favorable to the Lenders than the terms applicable to the Subordinated Notes;

         (v) other Later Maturing Indebtedness in an aggregate principal amount not to exceed $200,000,000;

        (vi) Indebtedness of the Borrower to a Wholly Owned Subsidiary or of a Consolidated Subsidiary to the Borrower or a Wholly Owned Subsidiary or Indebtedness of the Borrower to a Subsidiary that is not a Wholly Owned Subsidiary that arises out of the Borrower's cash management activities in the ordinary course of business;

       (vii) (A) a Guarantor may Guarantee, on terms no more favorable to the beneficiary than the Guarantee Agreement, Later Maturing Indebtedness, the net proceeds of which are used solely to repay Term Loans; PROVIDED that such Indebtedness shall not be secured by the Security Documents or otherwise; and (B) Guarantees of Indebtedness used to refinance other Guaranteed Indebtedness where the refinancing is permitted by this Section 6.03(a), so long as no new guarantors are added and the terms of such Guarantee are no more favorable to the beneficiaries than the Guarantee of the refinanced Indebtedness;

        (viii) obligations of the Borrower or any Subsidiary as lessee under capital leases, and any Guarantees of such obligations, but only to the extent that the Borrower or such Subsidiary has entered into (and not terminated), or has a binding commitment for, subleases on terms which, to the Borrower, are at least as favorable, on a current basis, as the terms of the corresponding capital lease;

          (ix) obligations of the Borrower or its Subsidiaries (other than as covered by clause (viii) above) as lessee under capital leases the aggregate capitalized amount of which does not exceed $580,000,000, and any Guarantees of such obligations;

           (x) Indebtedness assumed by the Borrower or any Subsidiary in connection with an Acquisition (if after the date hereof) and not created in contemplation of such Acquisition;

          (xi) Indebtedness of any corporation outstanding at the time (if after the date hereof) such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

         (xii) Guarantees made by the Borrower or any Subsidiary in connection with a Permitted Notes Financing;

        (xiii) other unsecured Indebtedness maturing or expiring less than one year after the incurrence thereof in an aggregate principal amount outstanding at any time not to exceed the unutilized portion of the Revolving Commitments hereunder; and

         (xiv) Indebtedness the proceeds of which are used to refinance Indebtedness permitted by clause (ii), (iii), (iv)
     (v), (x) or (xi) of this Section 6.03(a); PROVIDED that (A) the principal amount of such Indebtedness does not exceed that of the Indebtedness so refinanced (plus the amount of any premium actually paid on the Indebtedness so refinanced and the amount of any expenses incurred in connection with such refinancing), (B) such Indebtedness does not have a final maturity or weighted average life to maturity shorter than that of the Indebtedness so refinanced, (C) the terms of such Indebtedness (including any applicable subordination terms) are no less favorable to the Borrower or the Lenders than the terms of the Indebtedness so refinanced, (D) the obligor on such Indebtedness is the same as the obligor on the Indebtedness so refinanced (except with respect to the Indebtedness permitted by clauses (x) and (xi) of this
     Section 6.03(a)), (E) the Liens, Guarantees or other credit support for such Indebtedness are no more favorable to the obligee of such Indebtedness than such support for the Indebtedness being refinanced and (F) intercompany Indebtedness may only be so refinanced with other intercompany Indebtedness.

          (b) The Borrower will not, and will not permit any Subsidiary to, make any prepayment of the principal of, or repurchase, redeem, defease or otherwise retire prior to its stated maturity, any Indebtedness, except:

          (i) Indebtedness created under the Loan Documents;

          (ii) Indebtedness outstanding on the date hereof that is repaid on the Effective Date (or that is designated to be repaid within a specific period after the Effective Date on
     Schedule 6.03(b)(ii)) with the proceeds of Loans made under this Agreement or the proceeds of the Subordinated Notes;

          (iii) Indebtedness of the Borrower to a Consolidated
     Subsidiary or of a Consolidated Subsidiary to the Borrower or another Consolidated Subsidiary;

          (iv) Indebtedness of the character described in clauses (vi), (viii), (ix), (x), (xi), (xii), (xiii) and
     (xiv) of Section 6.03(a) that is not Later Maturing
     Indebtedness;

          (v) Later Maturing Indebtedness in an aggregate principal amount not in excess of $10,000,000; and

          (vi) in connection with the refinancing of such Indebtedness where such refinancing is expressly permitted by Section 6.03(a).

          (c) The Borrower will not, and will not permit any of its Subsidiaries, to enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and not for speculative purposes.

          SECTION 6.04. RESTRICTED PAYMENTS. The Borrower will not, and will not permit any Subsidiary to, pay any dividend or other distribution with respect to any shares of any class of the Borrower's capital stock, or purchase, redeem or retire any shares of any class of such capital stock (or any option, warrant or other right to acquire any shares of such capital stock), if such dividend or distribution, or such purchase, redemption or retirement, would be prohibited under any covenant contained in the Subordinated Note Documents as originally executed.

          SECTION 6.05. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; PROVIDED HOWEVER, that the foregoing provisions of this Section shall not prohibit (a) the Borrower from declaring or paying any lawful dividend so long as, after giving effect thereto, no Default shall have occurred and be continuing, (b) the Borrower or any Subsidiary from making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate, (c) the Borrower or any Subsidiary from making payments of principal, interest and premium on any Indebtedness of the Borrower or such Subsidiary held by an Affiliate if the terms of such Indebtedness are substantially as favorable to the Borrower or such Subsidiary as the terms which could have been obtained at the time of the creation of such Indebtedness from a lender which was not an Affiliate, (d) the Borrower or any Subsidiary from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Borrower or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates, (e) the Borrower or any Subsidiary from making payments of reasonable compensation, fees and expenses to their respective directors and executive officers for services rendered to the board of directors of the Borrower or any Subsidiary or any committee of any thereof and (f) the Borrower or any Subsidiary from performing its obligations under certain real property leases listed on
Schedule 6.05 or other leases or obligations entered or undertaken by a Subsidiary before it becomes a Subsidiary.

          SECTION 6.06. ACQUISITIONS AND INVESTMENTS. Neither the Borrower nor any Designated Subsidiary will make any Acquisitions or Investments except:

          (i) Temporary Cash Investments;

          (ii) Investments by the Borrower in any Wholly Owned
     Subsidiary and Investments by any Wholly Owned Subsidiary in the Borrower or in any other Wholly Owned Subsidiary;

          (iii) any Acquisition or Investment, to the extent the consideration therefor consists of shares of capital stock of the Borrower;

          (iv) the reclassification of any Investment originally made in the form of Indebtedness as an Investment by way of capital contribution or share purchase or the reclassification of any Investment originally made by way of capital contribution or share purchase as an Investment in the form of Indebtedness;

          (v) Accounts Receivable converted to Investments, so long as such Investments either mature within one year or are in an outstanding aggregate unrecovered amount
     (excluding those maturing within one year) not exceeding
     $20,000,000 in any year;

          (vi) Investments deemed to exist as a result of Guarantees permitted under Section 6.03(a); and

           (vii) other Acquisitions or Investments (other than

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

     Acquisitions and Investments covered by clauses (i) through
     (vi) above) where the consideration for such Acquisition or Investment, when aggregated with the total consideration for all other Acquisitions and Investments made from the date hereof through the applicable date of measurement (other than Acquisitions and Investments covered by clauses (i) through (vi) above), does not exceed the amount set forth below for the year in which such Acquisition or Investment is to be made:

          Period                               Amount
          ------                               ------

Effective Date through December 31,1997     $250,000,000

January 1,1998 through December 31,1998     $300,000,000

January 1,1999 through December 31,1999     $350,000,000

Thereafter                                  $400,000,000

     PROVIDED that as at any time of determination the amount set forth above for any year shall be increased by (A) the net proceeds received at any time after the date hereof by the Borrower or any Subsidiary in respect of sales or other transfers of Financing Notes, less any non-contingent amount paid or payable by the Borrower or any Subsidiary with respect to credit losses associated with, or other recourse to the Borrower or any Subsidiary with respect to, any such Financing Notes, (B) the amount of cash or Temporary Cash Investments received by the Borrower or any Subsidiary representing the net proceeds of any loan repayment or return of capital in respect of an Investment previously made which was either permitted only by this subsection (vii) or would have been permitted only by this subsection (vii) if this Agreement had been in effect at the time such Investment was made, (C) the amount of any Guarantee previously issued which was either permitted only by this subsection (vii) or would have been permitted only by this subsection (vii) if this Agreement had been in effect at the time such Guarantee was issued, to the extent such Guarantee is subsequently terminated without any payment having been made pursuant thereto and (D) an amount equal to 50% of the Net Proceeds of Asset Dispositions received by the Borrower and the Subsidiaries after the date hereof; PROVIDED FURTHER that the amounts set forth above shall be increased as under the 1994 Credit Agreement in accordance with Schedule 6.06(vii) hereto.

          SECTION 6.07. LIMITATION ON PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Borrower will not, and will not permit any of its Subsidiaries that are Guarantors or Grantors to, create or otherwise cause or suffer to exist or become effective any consensual restriction on the ability of such Subsidiary to pay, directly or indirectly, to the Borrower or another Subsidiary any dividends or other distributions on such Subsidiary's capital stock or make or repay loans or advances to or from the Borrower or another Subsidiary.

          SECTION 6.08. FIXED CHARGE COVERAGE RATIO. The Borrower shall not permit the ratio of EBITDAR to the sum of (i) Interest Expense, (ii) Rent Expense and (iii) dividends paid on preferred stock of the Borrower for any period of four consecutive fiscal quarters ending after the date hereof to be less than 1.70 to 1.00.

          SECTION 6.09. RATIO OF INVENTORY AND ACCOUNTS RECEIVABLE TO FUNDED BANK DEBT. The Borrower shall not permit the ratio of Inventory and Accounts Receivable of the Borrower and its Subsidiaries on a consolidated basis (net of the allowance for doubtful accounts and excluding Inventory and Accounts Receivable subject to consensual Liens in favor of third parties (PROVIDED that in the case of any such consensual Lien securing obligations not greater than $250,000, Inventory and Accounts Receivable will be excluded only in the amount of the obligations so secured) or in which the Administrative Agent, on behalf of the Lenders, does not have a perfected security interest prior to any other Lien that can be perfected by filing under the Uniform
Commercial Code) to Funded Bank Debt on any date to be less than 1.40 to 1.00.

                           ARTICLE VII

                        EVENTS OF DEFAULT

          If any of the following events ("EVENTS OF DEFAULT") shall occur:

          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

          (c) (i) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement (other than any such document covered by clause (ii) of this paragraph (c)) shall prove to have been incorrect or misleading in any material respect when made (or deemed made) or (ii) the representations, warranties, certifications and statements made by the Borrower and each Loan Party in the other Loan Documents and in the certificates, financial statements and other documents delivered thereunder, taken as a whole, shall prove to have been incorrect or misleading in any material respect when made (or deemed made);

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

          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in
     Section 5.01(f), 5.04 (insofar as it relates to the corporate existence of the Borrower), Section 5.07 or
     Article VI;

          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

          (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;

          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; PROVIDED that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or Grantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or Grantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) the Borrower or any Guarantor or Grantor shall
     (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,
     (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or Grantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j) the Borrower or any Guarantor or Grantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed, or any judgment creditor shall legally take possession of or sell any significant assets of the Borrower or any Subsidiary to enforce any such judgment;

          (l) (i) any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $15,000,000 which it shall have become liable to pay under Title IV of ERISA; (ii) or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any ERISA Affiliate, any plan administrator or any combination of the foregoing; (iii) or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; (iv) or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; (v) or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA (a "4219 Default"), with respect to, one or more Multiemployer Plans which could cause one or more ERISA Affiliates to incur a current payment obligation in excess of $15,000,000;

          (m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent's failure to maintain possession of any stock certificates or instruments delivered to it under the Pledge Agreement; or

          (n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or
(i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                           ARTICLE VIII

                     THE ADMINISTRATIVE AGENT

          Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative

Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in
Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Neither the Syndication Agent nor the Documentation Agent shall have any obligation, liability, responsibility or duty under this Agreement.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

                            ARTICLE IX

                          MISCELLANEOUS

          SECTION 9.01. NOTICES. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Borrower, to Fleming Companies, Inc. at P.O. Box 26647, 6301 Waterford Boulevard, Oklahoma City,
     OK 73126, Attention of Mr. John M. Thompson (Telecopy
     No. (405) 840-7202) with a copy to McAfee & Taft A
     Professional Corporation at Two Leadership Square, 10th
     Floor, 211 North Robinson, Oklahoma City, OK 73102-7103,
     Attention of Brice Tarzwell, Esq. (Telecopy No. (405) 235-0439);

          (b) if to the Administrative Agent, to The Chase
     Manhattan Bank, Loan and Agency Services Group, One Chase
     Manhattan Plaza, 8th Floor, New York, New York 10081,
     Attention of Ms. Sandra

     Miklave (Telecopy No. (212) 552-5658), with a copy to
     The Chase Manhattan Bank, 2200 Ross Avenue, 3rd Floor,
     Dallas, TX 75201, Attention of Mr. Matthew Hildreth
     (Telecopy No. (214) 965-2044);

          (c) if to the Issuing Banks, to them at (i) The Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, NY 10081, Attention of Ms. Sandra Miklave (Telecopy No. (212) 552-5658), (ii) Bank of America National Trust and Savings Association, 333 Clay Street, Suite 4550, Houston, TX 77002, Attention of Mr. Steve Mernick (Telecopy No. (713) 651-4841) and
     (iii) Societe Generale, 2001 Ross Avenue, Suite 4800, Dallas, TX 75201, Attention of Mr. Richard M. Lewis (Telecopy No. (214) 979-1104);

          (d) if to the Swingline Lender, to The Chase Manhattan
     Bank, Loan and Agency Services Group, One Chase Manhattan
     Plaza, 8th Floor, New York, NY 10081, Attention of
     Ms. Sandra Miklave (Telecopy No. (212) 552-5658); and

          (e) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative
     Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 9.02. WAIVERS; AMENDMENTS. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative

Agent or Collateral Agent, as the case may be, and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; PROVIDED that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any Guarantor from its Guarantee under the Guarantee Agreement (except as expressly provided therein), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; PROVIDED FURTHER that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders) or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders.

          SECTION 9.03. EXPENSES; INDEMNITY; DAMAGE WAIVER. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses

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

incurred upon an Event of Default by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of
(i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; PROVIDED that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.

          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; PROVIDED that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time. To the extent such amounts are later reimbursed by the Borrower, the Administrative Agent shall promptly reimburse the Lenders for the amount thereof.

          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

          SECTION 9.04. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); PROVIDED that (i) except in the case of an assignment to a Lender or a Federal Reserve Bank, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, the applicable Issuing Bank and the Swingline Lender as the case may be) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and PROVIDED FURTHER that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

          (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); PROVIDED that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such

Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; PROVIDED that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

          (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of
Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; PROVIDED that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 9.05. SURVIVAL. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 9.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Document and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in
Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 9.11. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 9.12. CONFIDENTIALITY. The Administrative Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach by it of this Section or (ii) becomes available to it on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "INFORMATION" means all information received from the Borrower and relating to the business and affairs of Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; PROVIDED that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The provisions of this Section shall supersede and replace any confidentiality agreement heretofore delivered to the Borrower by the Administrative Agent, any Issuing Bank or any Lender.

          SECTION 9.13. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLEMING COMPANIES, INC.

     by
           /s/ John M. Thompson
          --------------------------------------------------
          Name:  John M. Thompson
          Title: Vice President and
                 Treasurer


THE CHASE MANHATTAN BANK, individually and as Administrative Agent,

     by
           /s/ Marian N. Schulman
          --------------------------------------------------
          Name:  Marian N. Schulman
          Title: Vice President


BANCAMERICA SECURITIES, INC., as Syndication Agent,

     by
           /s/ Robert Karen
          --------------------------------------------------
          Name:  Robert Karen
          Title: Vice President



BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

     by
           /s/ J. Stephen Mernick
          --------------------------------------------------
          Name:  J. Stephen Mernick

          Title: Senior Vice President


BANK OF HAWAII,

     by
           /s/ Kenneth M. Loveless
          --------------------------------------------------
          Name:  Kenneth M. Loveless
          Title: Assistant Vice President


BANK OF MONTREAL,

     by
           /s/ Julia B. Buthman
          --------------------------------------------------
          Name:  Julia B. Buthman
          Title: Managing Director


BANK OF SCOTLAND,

     by
           /s/ Janet Taffe
          --------------------------------------------------
          Name:  Janet Taffe
          Title: Assistant Vice President


COMERICA BANK,

     by
           /s/ Reginald M. Goldsmith, III
          --------------------------------------------------
          Name:  Reginald M. Goldsmith, III
          Title: Vice President


CREDIT LYONNAIS, NEW YORK BRANCH,

     by
           /s/ Robert Ivosevich
          --------------------------------------------------
          Name:  Robert Ivosevich
          Title: Senior Vice President


THE DAI-ICHI KANGYO BANK, LIMITED,

     by
           /s/ Masayoshi Komaki
          --------------------------------------------------
          Name:  Masayoshi Komaki
          Title: Vice President


FIRST HAWAIIAN BANK,

     by
           /s/ Travis Ruetenik
          --------------------------------------------------
          Name:  Travis Ruetenik
          Title: Corporate Banking Officer

THE FUJI BANK, LIMITED, HOUSTON AGENCY

     by
           /s/ Philip C. Lauinger III
          Name:  Philip C. Lauinger III
          --------------------------------------------------
          Title: Vice President &
          Manager


LIBERTY BANK AND TRUST COMPANY OF OKLAHOMA CITY, N.A.,

     by
           /s/ Mark C. Demos
          --------------------------------------------------
          Name:  Mark C. Demos
          Title: Vice President


THE LONG-TERM CREDIT BANK OF JAPAN, LIMITED,

     by
           /s/ Sadao Muraoka
          --------------------------------------------------
          Name:  Sadao Muraoka
          Title: Head of Southwest Region


MANUFACTURERS AND TRADERS TRUST COMPANY,

     by
           /s/ Geoffrey R. Fenn
          --------------------------------------------------
          Name:  Geoffrey R. Fenn
          Title: Vice President


MEESPIERSON N.V.,

     by
           /s/ Karel Louman
          --------------------------------------------------
          Name:  Karel Louman
          Title: Senior Vice President


THE MITSUBISHI TRUST & BANKING CORPORATION, CHICAGO BRANCH,

     by
           /s/ Hachiro Rosoda
          --------------------------------------------------
          Name:  Mr. Hachiro Rosoda
          Title: Deputy General Manager

NATIONAL BANK OF CANADA,

     by
           /s/ Larry L. Sears
          --------------------------------------------------
          Name:  Larry L. Sears
          Title: Group Vice President


     by
           /s/ Randall K. Wilhoit
          --------------------------------------------------
          Name: Randall K. Wilhoit
          Title: Vice President


NATIONAL CITY BANK KENTUCKY,

     by
           /s/ Todd W. Ethington
          --------------------------------------------------
          Name:  Todd W. Ethington
          Title: Vice President


THE SANWA BANK, LIMITED,

     by
           /s/ Matthew G. Patrick
          --------------------------------------------------
          Name:  Matthew G. Patrick
          Title: Vice President



THE SUMITOMO BANK OF CALIFORNIA,

     by
           /s/ Shuji Ito
          --------------------------------------------------
          Name:  Shuji Ito
          Title: Vice President


THE SUMITOMO BANK, LIMITED,

     by
           /s/ Harumitsu Seki
          --------------------------------------------------
          Name:  Harumitsu Seki
          Title: General Manager


THE SUMITOMO TRUST AND BANKING
CO., LTD., NEW YORK BRANCH,

     by
           /s/ Suraj Bhatia
          --------------------------------------------------
          Name:  Suraj Bhatia
          Title: Senior Vice President

TRANSAMERICA BUSINESS CREDIT CORPORATION,

     by
           /s/ Steven Fischer
          --------------------------------------------------
          Name:  Steven Fischer
          Title: Senior Vice President


VAN KAMPEN AMERICAN CAPITAL PRIME RATE INCOME TRUST,

     by
           /s/ Jeffrey W. Maillet
          --------------------------------------------------
          Name:  Jeffrey W. Maillet
          Title: Senior Vice President & Director